Exhibit 15

                              DELOITTE & TOUCHE LLP
                                  1100 Carillon
                              227 West Trade Street
                      Charlotte, North Carolina 28202-1675
                            Telephone: (704) 372-3560


October 16, 1996

Lowe's Companies, Inc.
North Wilkesboro, NC

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended April 30, 1996 and 1995 and July 30, 1996 and 1995, respectively, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996 and July 30, 1996 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP